UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934

                               (Amendment No. __)*


                              LifeMinders.com, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                     Common Stock, $.01 par value per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                  53219 H 10 8
                                ----------------
                                 (CUSIP Number)


Check the appropriate box to designate the rule pursuant to which this schedule is filed

                                /_/ Rule 13d-1(b)
                                /X/ Rule 13d-1(c)
                                /_/ Rule 13d-1(d)

Check the following box if a fee is being paid with this statement |_|. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.  53219 H 10 8                  13G                  Page 2 of 13 Pages
--------------------------------------------------------------------------------

   1    NAME OF REPORTING PERSON
        S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        ABS Ventures IV, L.P.

--------------------------------------------------------------------------------

   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) /_/
                                                                       (b) /_/

--------------------------------------------------------------------------------

   3    SEC USE ONLY

--------------------------------------------------------------------------------

   4    CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------

  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           None
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY 2,964,632 shares of Common Stock (includes shares held by affiliates included in this joint filing
    EACH       -----------------------------------------------------------------
               7.   SOLE DISPOSITIVE POWER
  REPORTING
                    None
   PERSON      -----------------------------------------------------------------
               8.   SHARED DISPOSITIVE POWER
    WITH
                    2,964,632 shares of Common Stock (includes shares held by affiliates included in this joint filing
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,964,632 shares of Common Stock (includes shares held by affiliates included in this joint filing)

--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          /_/

--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                12.7%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

                               PN
--------------------------------------------------------------------------------

CUSIP No.  53219 H 10 8                  13G                  Page 3 of 13 Pages
--------------------------------------------------------------------------------

   1    NAME OF REPORTING PERSON
        S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        ABX Fund, L.P.

--------------------------------------------------------------------------------

   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) /_/
                                                                       (b) /_/

--------------------------------------------------------------------------------

   3    SEC USE ONLY

--------------------------------------------------------------------------------

   4    CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------

  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           None
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY 2,964,632 shares of Common Stock (includes shares held by affiliates included in this joint filing
    EACH       -----------------------------------------------------------------
               7.   SOLE DISPOSITIVE POWER
  REPORTING
                    None
   PERSON      -----------------------------------------------------------------
               8.   SHARED DISPOSITIVE POWER
    WITH
                    2,964,632 shares of Common Stock (includes shares held by affiliates included in this joint filing
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,964,632 shares of Common Stock (includes shares held by affiliates included in this joint filing)

--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          /_/

--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                12.7%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

                               PN
--------------------------------------------------------------------------------

CUSIP No.  53219 H 10 8                  13G                  Page 4 of 13 Pages
--------------------------------------------------------------------------------

   1    NAME OF REPORTING PERSON
        S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        ABS Ventures LM L.L.C.

--------------------------------------------------------------------------------

   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) /_/
                                                                       (b) /_/

--------------------------------------------------------------------------------

   3    SEC USE ONLY

--------------------------------------------------------------------------------

   4    CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------

  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           None
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY 2,964,632 shares of Common Stock (includes shares held by affiliates included in this joint filing
    EACH       -----------------------------------------------------------------
               7.   SOLE DISPOSITIVE POWER
  REPORTING
                    None
   PERSON      -----------------------------------------------------------------
               8.   SHARED DISPOSITIVE POWER
    WITH
                    2,964,632 shares of Common Stock (includes shares held by affiliates included in this joint filing
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,964,632 shares of Common Stock (includes shares held by affiliates included in this joint filing)

--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          /_/

--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                12.7%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

                               OO
--------------------------------------------------------------------------------

CUSIP No.  53219 H 10 8                  13G                  Page 5 of 13 Pages
--------------------------------------------------------------------------------

   1    NAME OF REPORTING PERSON
        S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Calvert Capital L.L.C.

--------------------------------------------------------------------------------

   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) /_/
                                                                       (b) /_/

--------------------------------------------------------------------------------

   3    SEC USE ONLY

--------------------------------------------------------------------------------

   4    CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------

  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           None
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY 2,964,632 shares of Common Stock (includes shares held by affiliates included in this joint filing
    EACH       -----------------------------------------------------------------
               7.   SOLE DISPOSITIVE POWER
  REPORTING
                    None
   PERSON      -----------------------------------------------------------------
               8.   SHARED DISPOSITIVE POWER
    WITH
                    2,964,632 shares of Common Stock (includes shares held by affiliates included in this joint filing
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,964,632 shares of Common Stock (includes shares held by affiliates included in this joint filing)

--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          /_/

--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                12.7%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

                               OO
--------------------------------------------------------------------------------

CUSIP No.  53219 H 10 8                  13G                  Page 6 of 13 Pages
--------------------------------------------------------------------------------

   1    NAME OF REPORTING PERSON
        S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Calvert Capital II L.L.C.

--------------------------------------------------------------------------------

   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) /_/
                                                                       (b) /_/

--------------------------------------------------------------------------------

   3    SEC USE ONLY

--------------------------------------------------------------------------------

   4    CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------

  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           None
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY 2,964,632 shares of Common Stock (includes shares held by affiliates included in this joint filing
    EACH       -----------------------------------------------------------------
               7.   SOLE DISPOSITIVE POWER
  REPORTING
                    None
   PERSON      -----------------------------------------------------------------
               8.   SHARED DISPOSITIVE POWER
    WITH
                    2,964,632 shares of Common Stock (includes shares held by affiliates included in this joint filing
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,964,632 shares of Common Stock (includes shares held by affiliates included in this joint filing)

--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          /_/

--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                12.7%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

                               OO
--------------------------------------------------------------------------------

CUSIP No.  53219 H 10 8                  13G                  Page 7 of 13 Pages
--------------------------------------------------------------------------------

   1    NAME OF REPORTING PERSON
        S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Bruns H. Grayson

--------------------------------------------------------------------------------

   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) /_/
                                                                       (b) /_/

--------------------------------------------------------------------------------

   3    SEC USE ONLY

--------------------------------------------------------------------------------

   4    CITIZENSHIP OR PLACE OF ORGANIZATION

        U.S.
--------------------------------------------------------------------------------

  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           None
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY 2,964,632 shares of Common Stock (includes shares held by affiliates included in this joint filing
    EACH       -----------------------------------------------------------------
               7.   SOLE DISPOSITIVE POWER
  REPORTING
                    None
   PERSON      -----------------------------------------------------------------
               8.   SHARED DISPOSITIVE POWER
    WITH
                    2,964,632 shares of Common Stock (includes shares held by affiliates included in this joint filing
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,964,632 shares of Common Stock (includes shares held by affiliates included in this joint filing)

--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          /_/

--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                12.7%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

                               IN
--------------------------------------------------------------------------------

CUSIP No.  53219 H 10 8                  13G                  Page 8 of 13 Pages
--------------------------------------------------------------------------------

   1    NAME OF REPORTING PERSON
        S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Philip D. Black

--------------------------------------------------------------------------------

   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) /_/
                                                                       (b) /_/

--------------------------------------------------------------------------------

   3    SEC USE ONLY

--------------------------------------------------------------------------------

   4    CITIZENSHIP OR PLACE OF ORGANIZATION

        U.S.
--------------------------------------------------------------------------------

  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           12,500
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY 2,964,632 shares of Common Stock (includes shares held by affiliates included in this joint filing
    EACH       -----------------------------------------------------------------
               7.   SOLE DISPOSITIVE POWER
  REPORTING
                    12,500
   PERSON      -----------------------------------------------------------------
               8.   SHARED DISPOSITIVE POWER
    WITH
                    2,964,632 shares of Common Stock (includes shares held by affiliates included in this joint filing
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,977,132 shares of Common Stock (includes shares held by affiliates included in this joint filing)

--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          /_/

--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                12.8%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

                               IN
--------------------------------------------------------------------------------

                  This Schedule 13-G reflects a statement of beneficial ownership of securities of the reporting person as of December 31, 1999.


Item 1(a)         Name of Issuer:
                  --------------

                  Lifeminders.com, Inc.


Item 1(b)         Address of Issuer's Principal Executive Offices:
                  -----------------------------------------------

                  1110 Herndon Pkwy.
                  Herndon, VA 20170


Item 2(a)         Name of Person Filing:
                  ---------------------

                  This Statement is filed by ABS Ventures IV, L.P., ABX Fund, L.P., ABS Ventures LM L.L.C., Calvert Capital L.L.C., Calvert Capital II L.L.C., Bruns H. Grayson and Philip D. Black, who are sometimes collectively referred to as the "Reporting Persons."


Item 2(b)         Address of Principal Business Office,
                  or if none, Residence:
                  -------------------------------------

                  The address of the principal office of each of the Reporting Persons is c/o ABS Ventures, 1 South Street, Suite 2150, Baltimore, Maryland 21202-3220.


Item 2(c)         Citizenship:
                  -----------

                  See Item 4 of the cover pages attached hereto for each Reporting Person.


Item 2(d)         Title of Class of Securities:
                  ----------------------------

                  Common Stock, par value $.01


Item 2(e)         CUSIP Number:
                  ------------

                  53219 H 10 8


Item 3            Identity of Reporting Person
                  ----------------------------

                  Not Applicable

Item 4            Ownership:
                  ----------

                  The following information with respect to ownership of the Common Stock of the Company by the persons filing this Statement is provided as of December 31, 1999, the last day of the year covered by this Statement.

                  (a)      Amount beneficially owned:
                           See Row 9 of the cover page attached hereto for each Reporting Person.

                  (b)      Percent of Class:
                           See Item 11 of the cover page attached hereto for each Reporting Person.

                  (c) Number of Shares Beneficially Owned as to which such person has:
                           -----------------------------------------------------

                           (i)      Sole power to vote or to direct the vote:

                                    See Row 5 of the cover page for each
                                    Reporting Person and the response to Item
                                    4(c)(ii) below.

                           (ii)     Shared power to vote or to direct the vote:

                                    See Row 6 of the cover page for each
                                    Reporting Person.

                                    Each of the Reporting Persons may be deemed to have shared power to vote and shared power to dispose of an aggregate of 2,964,632 shares owned by the Reporting Persons taken together as a whole since Calvert Capital L.L.C. is the general partner of ABS Ventures IV, L.P., and Calvert Capital II L.L.C. is the general partner of ABX Fund, L.P. and Managing Member of ABS Ventures LM L.L.C. Each of Calvert Capital L.L.C. and Calvert Capital II L.L.C. are under the common control of their respective Managers, Bruns H. Grayson and Philip D. Black. In addition, Mr. Black is the holder of an additional 12,500 shares of Common Stock. The shares covered by this Report are held of record as follows:

                                    Name                               Shares
                                    ---------------------------      -----------
                                    ABS Ventures IV, L.P.              938,451
                                    ABX Fund, L.P.                     282,166
                                    ABS Ventures LM L.L.C.             1,744,015
                                    Calvert Capital L.L.C.             0
                                    Calvert Capital II L.L.C.          0
                                    Bruns H. Grayson                   0
                                    Philip D. Black                    12,500

                                    In accordance with Rule 13d-4 under the Act, each of the Reporting Persons hereby declares that this Report shall not be construed to be an admission that each such Reporting Person is, for purposes of Section 13(d) or 13(g) of the Act, the beneficial owner of any of the shares of Common Stock covered by this Report other than those held in his or its name.

                           (iii)    Sole power to dispose or direct the
                                    disposition of:

                                    See Row 7 of the cover page attached hereto for each of the Reporting Persons and the response to Item 4(c)(ii) above.

                           (iv) Shared power to dispose or direct the disposition of:

                                    See Row 8 of the cover page attached hereto for each of the Reporting Persons and the response to Item 4(c)(ii) above.


Item 5         Ownership of Five Percent or Less of a Class:
               --------------------------------------------

                        Not Applicable.


Item 6         Ownership of More than Five Percent on Behalf of Another Person:
               ---------------------------------------------------------------

                        Not Applicable.


Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding
               Company:
               --------------------------------------------------------------
                        Not Applicable.


Item 8         Identification and Classification of Members of the Group:
               ---------------------------------------------------------

                        Not Applicable.


Item 9         Notice of Dissolution of Group:
               ------------------------------

                        Not Applicable.


Item 10        Certification:
               -------------

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE
                                    ---------


                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


February 14, 2000


                                              ABS VENTURES IV, L.P.

                                              By:  Calvert Capital L.L.C.
                                                      General Partner


                                              By:/s/ Bruns H. Grayson
                                                 -------------------------------
                                                      Bruns H. Grayson
                                                      Manager



                                              ABX FUND, L.P.

                                              By:  Calvert Capital II L.L.C.
                                                      General Partner


                                              By:/s/ Bruns H. Grayson
                                                 -------------------------------
                                                      Bruns H. Grayson
                                                      Manager



                                              ABS VENTURES LM L.L.C.

                                              By:  Calvert Capital II L.L.C.


                                              By:/s/ Bruns H. Grayson
                                                 -------------------------------
                                                      Bruns H. Grayson
                                                      Manager

                                              CALVERT CAPITAL L.L.C.

                                              By:/s/ Bruns H. Grayson
                                                 -------------------------------
                                                      Bruns H. Grayson
                                                      Manager



                                              CALVERT CAPITAL II L.L.C.

                                              By:/s/ Bruns H. Grayson
                                                 -------------------------------
                                                      Bruns H. Grayson
                                                      Manager



                                              /s/ Bruns H. Grayson
                                              ----------------------------------
                                              Bruns H. Grayson



                                              /s/ Philip D. Black
                                              ----------------------------------
                                              Philip D. Black